Exhibit 99.1

CELSIUS STRENGTHENS BOARD WITH PRIOR REXALL SUNDOWN CFO
Carl DeSantis draws from prior team

Delray Beach, FL— September 9, 2008—Celsius Holdings, Inc. (OTCBB: CSUH) announced today an important addition to its board of directors. Mr. Geary Cotton has agreed to join the board, as one of the two persons that Mr. Carl DeSantis has the right to name through the financing agreement between the company and CDS Ventures of South Florida, LLC. Mr. Cotton has 15 years experience as CFO for Rexall Sundown, a consumer products company, where he worked under the guidance of Carl DeSantis, Chairman. Mr. Cotton was part of the team that built Rexall from $12 million to $800 million in revenue. Mr. Cotton was audit committee chairman for QEP, a NASDAQ traded company, between 2002 and 2006

“We are looking forward to having another qualified addition to the board of directors, and one that has gone through stages of business development similar to what we have in front of us,” said Jan Norelid, company CFO.

Mr. Cotton stated, “Celsius is a very exciting company with tremendous possibilities in the future. I hope to be able to be part of a board that provides value to the company’s strategic plan and development.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH) markets Celsius®, the original, great-tasting calorie burner backed by science through its wholly owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing a healthier, daily refreshment through science and innovation.  Information about Celsius Holdings, Inc. and Celsius, the original, great-tasting calorie burner, is available at http://www.celsius.com.

Forward-Looking Statements

Certain statements made in this press release are forward looking in nature (within the meaning of the Private_Securities_Litigation_Reform_Act_of_1995) and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated. Certain of these risks and uncertainties are discussed in the reports we filed with the SEC.

Contact Info:
Jan Norelid  866 4-CELSIUS;
jnorelid@celsius.com

Source: Celsius Holdings, Inc.